ProPetro Reports Financial Results for the Third Quarter of 2025 MIDLAND, Texas, October 29, 2025, (Business Wire) – ProPetro Holding Corp. ("ProPetro" or "the Company") (NYSE: PUMP) today announced financial and operational results for the third quarter of 2025. Third Quarter 2025 Results and Highlights • Total revenue of $294 million decreased 10% compared to $326 million for the prior quarter. • Net loss was $2 million ($0.02 loss per diluted share) as compared to a net loss of $7 million in the prior quarter ($0.07 loss per diluted share). • Adjusted EBITDA(1) of $35 million was 12% of revenue and decreased 29% compared to the prior quarter. • Capital expenditures paid were $44 million and capital expenditures incurred were $98 million. • Net cash provided by operating activities and net cash used in investing activities were $42 million and $43 million, respectively. • Free Cash Flow for Completions Business(2) was $25 million, bringing the year-to-date total through the third quarter to $92 million. • Executed an additional contract for one frac fleet, bringing the total to seven contracted fleets, including two larger simul frac fleets. Approximately 70% of the Company's active hydraulic horsepower is now secured under long-term contracts. PROPWR℠ Achieves Major Milestones and Accelerates Growth • Deployed first assets in the field during the quarter, and have observed excellent operational efficiency and reliability. • Secured long-term contract to commit 60 megawatts of power capacity to a leading hyperscaler data center, marking PROPWR’s entry into the data center power market. • Expanded total contracted capacity to over 150 megawatts, with expectations to reach at least 220 megawatts by year-end. • Increased equipment orders to 360 megawatts, with all units expected to be delivered by early 2027; positioned to order additional capacity and anticipate approximately 750 megawatts delivered by year-end 2028. • Executed a letter of intent on a $350 million lease financing facility with an investment-grade partner, providing flexible, on-demand funding to help accelerate and scale PROPWR projects as the business grows. • Actively negotiating additional long-term contracts amid accelerating demand for reliable, low- emission power solutions. • Targeting installed capacity of one gigawatt or greater by 2030, driven by growth in oilfield and data center power projects. (1) Adjusted EBITDA is a non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.” (2) Free Cash Flow for Completions Business is a non-GAAP financial measure and is described and reconciled to net cash from operating activities in the table under “Non-GAAP Financial Measures." Management Comments Sam Sledge, Chief Executive Officer, commented, “ProPetro delivered another resilient quarter, driven by our industrialized operating model and focus on capital-light assets. Notwithstanding market headwinds, our completions business continues to generate reliable free cash flow, supported by disciplined strategy execution, operational excellence, and effective cost management. EXHIBIT 99.1

The broader energy markets, including the completions market in the Permian Basin, continue to face challenges. That said, ProPetro is successfully navigating these dynamics by controlling what we can control — our everyday business decisions. Our strategic investments, particularly in expanding PROPWR and our FORCE® electric fleet transition, have strengthened the Company’s foundation and reinforced our ability to withstand market turbulence. Our strategic actions have put ProPetro in a position of strength in the Permian. Led and operated by an experienced team, with a strong balance sheet and first-class customers, our company is well positioned to capitalize on opportunities and drive free cash flow growth and value creation over time. We believe ProPetro’s strengths will enable us to continue to outperform." Caleb Weatherl, Chief Financial Officer, commented, “ProPetro delivered durable third quarter financial results despite a decrease in overall activity levels across the Permian Basin. ProPetro maintains a strong cash and liquidity position, currently supported by the sustainable free cash flow generated by our completions business. This financial strength enables us to remain flexible and responsive to evolving market dynamics and the growth needs of our PROPWR business. While our completions business has demonstrated resilience, market conditions still remain challenging and it has not generated the level of free cash flow we anticipated earlier this year, making access to external capital essential for the meaningful expansion of our power generation business. To support this growth, we have secured a letter of intent for a $350 million lease financing facility, with closing expected before the end of the year. This facility is designed to maximize our financial flexibility, enabling us to draw funds as needed to accelerate or scale PROPWR projects. We intend to exhibit discipline in how we utilize this facility, ensuring we preserve a healthy balance sheet while supporting our continued growth." Third Quarter 2025 Financial Summary Revenue was $294 million, compared to $326 million for the second quarter of 2025. The 10% decrease in revenue was largely attributable to lower utilization in our hydraulic fracturing business. Cost of services, excluding depreciation and amortization of approximately $39 million relating to cost of services, was $237 million during the third quarter of 2025. General and administrative ("G&A") expense of $22 million was down from $28 million in the second quarter of 2025. The decrease in G&A expense is primarily attributable to a $5 million increase in favorable adjustment to business acquisition contingent consideration payable. G&A expense excluding nonrecurring and noncash items (stock-based compensation, business acquisition contingent consideration adjustments, retention bonuses and severance expenses) was $22 million, or 8% of revenue, a decrease of 5% as compared to the prior quarter. Net loss totaled $2 million, or $0.02 loss per diluted share, compared to a net loss of $7 million, or $0.07 loss per diluted share, for the second quarter of 2025. Adjusted EBITDA decreased to $35 million from $50 million in the second quarter of 2025 primarily due to lower revenues, and expenses associated with transitioning to a reduced fleet count. Net cash provided by operating activities was $42 million as compared to $54 million in the prior quarter. Share Repurchase Program In May 2025, the Company extended its $200 million share repurchase program to December 2026. Since the program's inception in May 2023, the Company has repurchased 13 million shares, representing approximately 11% of outstanding common stock. In the third quarter of 2025, the Company did not repurchase any shares, as it continues to prioritize the launch and scaling of the PROPWR business. PROPWR Update EXHIBIT 99.1

Mr. Sledge commented, “PROPWR made significant progress over the past several months, including the deployment of our first assets in the field, where we have observed excellent operational efficiency and reliability. Furthermore, as announced earlier this week, we secured a long-term contract to commit approximately 60 megawatts to support a hyperscaler’s data center in the Midwest region of the United States, marking our entry into the data center power market. This builds on our previously announced inaugural contract last quarter, which committed 80 megawatts over a 10-year term to a distributed oilfield microgrid installation. Additionally, during the quarter, we signed another in-field power contract to support production operations for a Permian E&P customer. We are also in advanced negotiations and deployment planning for a long-term 70 megawatt agreement with a large Permian E&P operator that is expected to include asset deployments before year-end and will support a turnkey distributed microgrid installation. In total, we now have over 150 megawatts contracted, with expectations to reach at least 220 megawatts contracted by the end of the year. While we are pleased with both our current contracts and those nearing completion, we are even more optimistic about future growth. Given the accelerating demand for power, our active commercial pipeline, and the expansion and extension opportunities available with our existing customers, we believe we are poised to deepen existing relationships, expand our reach to new partners and drive substantial long-term growth. To support our expanding commercial pipeline, we’ve placed orders for an additional 140 megawatts of equipment, bringing our total delivered or on-order capacity to 360 megawatts. We expect all units to be delivered by early 2027, with contracts expected to be in place ahead of delivery. Thanks to our strong relationships with supply chain partners, we are well positioned to order additional capacity and anticipate 750 megawatts delivered by year-end 2028. Notably, we have also included additional 5-year growth guidance for PROPWR in our updated investor presentation deck. We currently estimate that the total cost of this equipment, including the balance of plant, will average approximately $1.1 million per megawatt. To help fund this growth, we have executed a letter of intent for a $350 million leasing facility with an investment-grade partner experienced in power generation financing. In today’s challenging completions market, access to external capital is critical for scaling our power business. We will utilize this facility judiciously, drawing funds only as necessary to accelerate or expand projects. With long-term take-or-pay contracts, durable assets, and robust expected returns, we believe PROPWR is well positioned to leverage debt effectively in a disciplined as needed manner to pursue its growth objectives. This is still just the beginning for PROPWR. Our momentum in securing customer commitments continues, and we are actively negotiating additional long-term contracts. The demand for reliable, low- emission power solutions is accelerating, and we believe we are well-positioned to capture this opportunity. Looking ahead, we intend to grow in our oilfield power projects, while also seeking to further expand in the data center arena given the significant build out underway in that sector. We see clear potential not just to grow, but to multiply our installed capacity, with expectations of one gigawatt or greater by 2030.” Liquidity and Capital Spending As of September 30, 2025, total cash was $67 million and borrowings under the ABL Credit Facility were $45 million. Total liquidity at the end of the third quarter of 2025 was $158 million including cash and $91 million of available capacity under the ABL Credit Facility. During the third quarter of 2025, capital expenditures paid were $44 million and capital expenditures incurred were $98 million, including approximately $20 million primarily supporting maintenance in the Company's completions business and approximately $79 million supporting its PROPWR orders. During the quarter, some of the PROPWR spending was accelerated, as our supply chain partners have consistently delivered equipment efficiently and on or ahead of schedule, allowing us to meet customer demand sooner than expected. Notably, the difference between incurred and paid capital expenditures is primarily comprised of PROPWR-related capital expenditures that have been financed and paid directly by the financing partner and unpaid capital expenditures included in accounts payable and accrued EXHIBIT 99.1 liabilities. Net cash used in investing activities as shown on the statement of cash flows during the third quarter of 2025 was $43 million. Guidance The Company now anticipates full-year 2025 capital expenditures incurred to be between $270 million and $290 million, down from the $270 million to $310 million range highlighted in the Company’s second quarter earnings report. Of this, the completions business is now expected to account for $80 million to $100 million, a reduction from last quarter's guidance given the realized decline in completions activity and the ongoing cost optimization efforts. Additionally, the Company now expects to incur approximately $190 million in 2025 for its PROPWR business, due to accelerated delivery schedules and down payments to support additional orders. In 2026, capital expenditures for PROPWR are projected to be between $200 million and $250 million, depending on further accelerated delivery schedules and additional orders. This outlook is based on the current 360 megawatts of PROPWR equipment on order, with plans to reach a total of approximately 750 megawatts delivered by year-end 2028. While these PROPWR capital expenditure estimates reflect the total cost of the equipment, they do not account for the impact of financing arrangements, which are expected to reduce the near-term actual cash outflows or cash capex required from the Company. Although near-term opportunities to add additional fleets remain limited, the Company expects to maintain 10 to 11 active fleets in the fourth quarter with normal holiday seasonality effects. However, the Company anticipates a sequential improvement in the PROPWR segment, which should help offset holiday impacts and bolster margins. Looking ahead, and under current market conditions, the Company expects to sustain at least this level of frac fleet activity into 2026. Outlook Mr. Sledge concluded, “We believe there is significant opportunity in market cycles like this as smaller and less disciplined competitors at the bottom end of the market, that have not invested in next-generation technology, are unable to sustain adequate returns. We intend to capitalize on this environment and emerge on the other side of the cycle healthier and stronger than before. As we look to the final quarter of the year and ahead to 2026, we will continue to execute on our strategy that has allowed us to proactively respond to changing market conditions in a nimble manner. Despite the headwinds facing the industry, we remain confident in our differentiated strategy and the future of ProPetro. We firmly believe our company is uniquely positioned to succeed because we have a business that sustains through cycles, backed by a strong balance sheet and durable customer relationships, and we have an emerging and exciting platform in PROPWR. With approximately 70% of our active frac horsepower on long-term contracts, and continued demand for our next-generation fleets and reliable power infrastructure, ProPetro will continue to capitalize on opportunities to deliver value for our customers and stakeholders." Conference Call Information The Company will host a conference call at 8:00 AM Central Time on Wednesday, October 29, 2025, to discuss financial and operating results for the third quarter of 2025. The call will also be webcast on ProPetro’s website at www.propetroservices.com. To access the conference call, U.S. callers may dial toll free 800-715-9871 and international callers may dial 1-646-307-1963. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and may be accessed toll free by dialing 1-800-770-2030 for U.S. and Canada callers, as well as 1-609-800-9909 for international callers. The access code for the replay is 4592428. The Company has also posted the scripted remarks on its website. About ProPetro ProPetro Holding Corp. is a Midland, Texas-based provider of premium completion and power services to leading upstream oil and gas companies engaged in the exploration and production of North American EXHIBIT 99.1 unconventional oil and natural gas resources. We help bring reliable energy to the world. For more information visit www.propetroservices.com. Forward-Looking Statements Except for historical information contained herein, the statements and information in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” "confident," “plan,” “project,” “budget,” "design," “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “should,” "continue," and other expressions that are predictions of, or indicate, future events and trends or that do not relate to historical matters generally identify forward-looking statements. Our forward-looking statements include, among other matters, statements about the supply of and demand for hydrocarbons, industry trends and activity levels, our business strategy, projected financial results and future financial performance, the ability to obtain capital on attractive terms, expected fleet utilization, sustainability efforts, the future performance of newly improved technology, expected capital expenditures, the impact of such expenditures on our performance and capital programs, our fleet conversion strategy, our share repurchase program, and the anticipated commercial prospects of PROPWR, including the demand for its services and the ability to secure long-term contracts, the ability to obtain financing on attractive terms, the ability to procure additional equipment, timely receipt of such equipment and successful deployment and anticipated benefits of the new business line, including its expected financial contribution to our results of operations. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward- looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, changes in the supply of and demand for power generation, the risks associated with the establishment of a new service line, including delays, lack of customer acceptance and cost overruns, the global macroeconomic uncertainty related to the conflict in the Middle East region, and the Russia-Ukraine war, general economic conditions, including the impact of continued inflation, central bank policy actions, the risk of a global recession, U.S. and global trade policy, including the imposition of tariffs and retaliatory measures, and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law. Investor Contacts: Matt Augustine Vice President, Finance and Investor Relations matt.augustine@propetroservices.com 432-219-7620 ### EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited) Three Months Ended September 30, 2025 June 30, 2025 September 30, 2024 REVENUE - Service revenue $ 293,916 $ 326,151 $ 360,868 COSTS AND EXPENSES Cost of services (exclusive of depreciation and amortization) 236,500 253,173 267,555 General and administrative expenses (inclusive of stock-based compensation) 22,496 28,490 26,556 Depreciation and amortization 41,660 43,309 56,635 Property and equipment impairment expense — — 188,601 Loss (gain) on disposal of assets (674) 4,346 (187) Total costs and expenses 299,982 329,318 539,160 OPERATING LOSS (6,066) (3,167) (178,292) OTHER INCOME (EXPENSE): Interest expense (2,110) (1,811) (1,939) Other income, net 5,107 195 1,799 Total other income (expense), net 2,997 (1,616) (140) LOSS BEFORE INCOME TAXES (3,069) (4,783) (178,432) INCOME TAX BENEFIT (EXPENSE) 704 (2,372) 41,365 NET LOSS $ (2,365) $ (7,155) $ (137,067) NET LOSS PER COMMON SHARE: Basic $ (0.02) $ (0.07) $ (1.32) Diluted $ (0.02) $ (0.07) $ (1.32) WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: Basic 103,974 103,900 104,121 Diluted 103,974 103,900 104,121 NOTE: Certain reclassifications to depreciation and amortization, loss on disposal of assets, general and administrative expenses and other income have been made to the statements of operations and the statement of cash flows for the periods prior to 2025 to conform to the current period presentation. EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited) September 30, 2025 December 31, 2024 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 66,541 $ 50,443 Accounts receivable - net of allowance for credit losses of $0 and $0, respectively 209,225 195,994 Inventories 15,917 16,162 Prepaid expenses 10,844 17,719 Short-term investment 10,126 7,849 Other current assets 6,712 4,054 Total current assets 319,365 292,221 PROPERTY AND EQUIPMENT - net of accumulated depreciation 762,238 688,225 OPERATING LEASE RIGHT-OF-USE ASSETS 112,209 132,294 FINANCE LEASE RIGHT-OF-USE ASSETS 15,196 30,713 OTHER NONCURRENT ASSETS: Goodwill 920 920 Intangible assets - net of amortization 57,838 64,905 Other noncurrent assets 11,847 14,367 Total other noncurrent assets 70,605 80,192 TOTAL ASSETS $ 1,279,613 $ 1,223,645 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable $ 137,788 $ 92,963 Accrued and other current liabilities 47,718 70,923 Current maturities of long-term debt - net of debt issuance costs 8,242 — Operating lease liabilities 43,207 39,063 Finance lease liabilities 17,125 19,317 Total current liabilities 254,080 222,266 DEFERRED INCOME TAXES 62,600 59,770 LONG-TERM DEBT - net of debt issuance costs and current maturities 86,904 45,000 NONCURRENT OPERATING LEASE LIABILITIES 46,519 58,849 NONCURRENT FINANCE LEASE LIABILITIES — 13,187 OTHER LONG-TERM LIABILITIES 3,300 8,300 Total liabilities 453,403 407,372 COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY: Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively — — Common stock, $0.001 par value, 200,000,000 shares authorized, 103,982,181 and 102,994,958 shares issued, respectively 104 103 Additional paid-in capital 894,849 884,995 Accumulated deficit (68,743) (68,825) Total shareholders’ equity 826,210 816,273 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 1,279,613 $ 1,223,645 EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Nine Months Ended September 30, 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) $ 82 $ (120,797) Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 133,650 164,027 Property and equipment impairment expense — 188,601 Deferred income tax expense (benefit) 2,830 (29,224) Amortization of deferred debt issuance costs 350 327 Stock-based compensation 12,695 12,975 Loss on disposal of assets 13,418 11,884 Unrealized (gain) loss on short-term investment (2,277) 340 Business acquisition contingent consideration adjustments (5,000) (1,800) Changes in operating assets and liabilities: Accounts receivable (13,231) 21,876 Other current assets (2,315) (480) Inventories 246 962 Prepaid expenses 6,875 4,966 Accounts payable 10,941 (31,933) Accrued and other current liabilities (7,701) (7,292) Net cash provided by operating activities 150,563 214,432 CASH FLOWS FROM INVESTING ACTIVITIES: (1) Capital expenditures (122,084) (112,449) Business acquisition, net of cash acquired — (21,038) Proceeds from sale of assets 9,674 2,884 Proceeds from note receivable from sale of business 1,385 — Net cash used in investing activities (111,025) (130,603) CASH FLOWS FROM FINANCING ACTIVITIES: (1) Payments of finance lease obligations (13,829) (13,067) Repayments of equipment financing term loans (976) — Repayments of insurance financing (4,510) — Payment of debt issuance costs (754) — Tax withholdings paid for net settlement of equity awards (2,840) (1,377) Share repurchases — (55,729) Payment of excise tax on share repurchases (531) (444) Net cash used in financing activities (23,440) (70,617) NET INCREASE IN CASH AND CASH EQUIVALENTS 16,098 13,212 CASH AND CASH EQUIVALENTS - Beginning of period 50,443 33,354 CASH AND CASH EQUIVALENTS - End of period $ 66,541 $ 46,566 (1) Cash flows from investing activities exclude capital expenditures related to certain financed equipment purchases and cash flows from financing activities exclude corresponding issuances of loans since the lender is an affiliate of the equipment manufacturer. These activities are presented as non-cash investing and financing activities. EXHIBIT 99.1

EXHIBIT 99.1

Reconciliation of Capital Expenditures Paid to Capital Expenditures Incurred

(in thousands)	Three Months Ended September 30, 2025	Three Months Ended June 30, 2025	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Capital Expenditures Paid [(1)]	$ 44,040	$ 37,131	$ 122,084	$ 112,449
Less: Capital expenditures included in accounts payable and accrued liabilities - beginning of period	(29,136)	(12,435)	(14,695)	(21,603)
Add: Capital expenditures included in accounts payable and accrued liabilities - end of period	50,509	29,136	50,509	17,779
Add: Capital expenditures related to financed equipment purchases - end of period	32,940	18,910	51,850	—
Add: Capital expenditures financed by operating lease landlord - end of period	—	350	350	—
Capital Expenditures Incurred [(1)]	$ 98,353	$ 73,092	$ 210,098	$ 108,625

(1) This table reconciles cash basis capital expenditures reported in the condensed consolidated statements of cash flows to accrual basis capital expenditures reported in the reportable segment information section below.

Reportable Segment Information

(in thousands)	Three Months Ended September 30, 2025					
	Hydraulic Fracturing	**Wireline**	**Cementing**	**Power Generation**	**Reconciling Items**	**Total**
Service revenue	$ 210,190	$ 52,172	$ 31,637	$ 157	$ (240)	$ 293,916
Adjusted EBITDA	$ 35,393	$ 10,892	$ 5,591	$ (4,147)	$ (12,565)	$ 35,164
Depreciation and amortization	$ 33,640	$ 5,774	$ 2,064	$ 167	$ 15	$ 41,660
Operating lease expense on FORCE® fleets [(1)]	$ 14,863	$ —	$ —	$ —	$ —	$ 14,863
Capital expenditures incurred	$ 17,608	$ 1,763	$ 231	$ 78,751	$ —	$ 98,353

(in thousands)	Three Months Ended June 30, 2025					
	Hydraulic Fracturing	**Wireline**	**Cementing**	**Power Generation**	**Reconciling Items**	**Total**
Service revenue	$ 245,741	$ 47,995	$ 32,443	$ —	$ (28)	$ 326,151
Adjusted EBITDA	$ 51,983	$ 7,855	$ 4,651	$ (2,231)	$ (12,651)	$ 49,607
Depreciation and amortization	$ 35,634	$ 5,608	$ 2,030	$ 17	$ 20	$ 43,309
Operating lease expense on FORCE® fleets [(1)]	$ 14,462	$ —	$ —	$ —	$ —	$ 14,462
Capital expenditures incurred	$ 25,064	$ 2,331	$ 3,083	$ 42,614	$ —	$ 73,092

(1) Represents lease cost related to operating leases on our FORCE® electric-powered hydraulic fracturing fleets. This cost is recorded within cost of services in our condensed consolidated statements of operations and is included in Adjusted EBITDA.

Non-GAAP Financial Measures Adjusted EBITDA, Free Cash Flow and Free Cash Flow for Completions Business are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss) plus (i) interest expense, (ii) income tax expense (benefit) and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA plus (i) loss (gain) on disposal of assets, (ii) stock-based compensation, (iii) business acquisition contingent consideration adjustments, (iv) other expense (income), (v) other unusual or nonrecurring (income) expenses such as impairment expenses, costs related to asset acquisitions, insurance recoveries, one-time professional fees and legal settlements and (vi) retention bonus and severance expense. We define Free Cash Flow as net cash provided by operating activities less net cash used in investing activities. We define Free Cash Flow for Completions Business as net cash provided by operating activities less net cash used in investing activities plus net cash used in operating activities for PROPWR plus net cash used in investing activities for PROPWR. We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net cash from operating activities is the GAAP measure most directly comparable to Free Cash Flow and Free Cash Flow for Completions Business. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA, Free Cash Flow or Free Cash Flow for Completions Business in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA, Free Cash Flow and Free Cash Flow for Completions Business may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliation of Net Loss to Adjusted EBITDA Three Months Ended (in thousands) September 30, 2025 June 30, 2025 Net loss $ (2,365) $ (7,155) Depreciation and amortization 41,660 43,309 Interest expense 2,110 1,811 Income tax (benefit) expense (704) 2,372 Loss (gain) on disposal of assets (674) 4,346 Stock-based compensation 4,625 4,733 Business acquisition contingent consideration adjustments (4,600) (100) Other income, net (1) (5,107) (195) Other general and administrative expense, net 19 159 Retention bonus and severance expense 200 327 Adjusted EBITDA $ 35,164 $ 49,607 (1) Other income for the three months ended September 30, 2025 is primarily comprised of a $2.0 million unrealized gain on short- term investment, tax refunds (net of advisory fees) totaling $1.9 million, insurance reimbursements of $0.8 million and other income of $0.4 million. EXHIBIT 99.1

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Free Cash Flow for Completions Business Three Months Ended Nine Months Ended (in thousands) September 30, 2025 June 30, 2025 September 30, 2025 September 30, 2024 Net Cash provided by Operating Activities $ 41,660 $ 54,214 $ 150,563 $ 214,432 Net Cash used in Investing Activities (42,501) (35,688) (111,025) (130,603) Free Cash Flow (841) 18,526 39,538 83,829 Net Cash used in Operating Activities - PROPWR business 3,799 1,679 6,006 — Net Cash used in Investing Activities - PROPWR business 22,247 6,001 46,548 — Free Cash Flow for Completions Business $ 25,205 $ 26,206 $ 92,092 $ 83,829 EXHIBIT 99.1